OPEN PLAN SYSTEMS, INC.

          EXHIBIT 11 - Statement Re: Computation of Per Share Earnings

                                          Three Months Ended               Nine Months Ended
                                             September 30,                    September 30,
                                         2001             2000            2001             2000
                                      ------------------------------------------------------------
Weighted average shares
   outstanding during the period           4,337            4,401           4,338            4,402

Assumed exercise of options
   less assumed acquisition of
   shares                                      -                -               -                -
                                      ------------------------------------------------------------
Total                                      4,337            4,401           4,338            4,402
                                      ============================================================


Net (loss) income used in
   computation                        $     (614)      $      120      $   (9,928)      $      (23)
                                      ============================================================

(Loss) income per common
   share                              $     (.14)      $      .03      $    (2.29)      $     (.01)
                                      ============================================================